Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

SUGAR LAND, TX – October 27, 2025 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today announced the following changes to the Board of Directors of the Company (the “Board”):

•

K. Niclas Ytterdahl and Michael D. Stewart, both nominated by Stellex Capital Management (“Stellex”) pursuant to the agreements entered into with Stellex Capital as part of their September investment in the Company, have been appointed to the Board effective October 24, 2025.

•	Jeffery G. Davis will step down from the Board effective December 31, 2025.

•	Michael J. Caliel has returned to the role of Chairman of the Board effective October 24, 2025, relinquishing his position as Executive Chairman.

•	Immediately following these changes, the Company’s Board will consist of nine members, decreasing to eight following Mr. Davis’s planned departure at the end of 2025.

Lead Independent Director Tony Horton commented, “We are pleased to have Niclas Ytterdahl and Mike Stewart join the TEAM Board as they both bring impressive track records of successfully growing businesses and driving improved performance. We also thank Jeff Davis for his stewardship and many contributions as the longest serving member of the TEAM Board, which he joined in 2016. Lastly, the Board is grateful to Mike Caliel for serving as Executive Chairman since November 2023, during which time the Company was able to significantly improve its operations, financial performance and capital structure, and we look forward to his continued leadership as Chairman of the Board.”

Mr. Ytterdahl was Executive Chairman and COO of Industrial Service Solutions, a leading provider of industrial services for critical process equipment, from 2020 to 2023. From 2014 to 2019, Mr. Ytterdahl served as CEO and President of Dover Vehicle Service Group, a segment of Dover Corporation that manufactures vehicle service equipment. He was also Senior Vice President of Dover Corporation from 2012 to 2014. Previously, he was Chief Procurement Officer at AES Corporation from 2006 to 2011 and held senior roles at Fisher Scientific, now part of Thermo Fisher Scientific, from 2000 to 2006. Mr. Ytterdahl started his career at management consulting firms A.T. Kearney and Accenture. Mr. Ytterdahl currently serves on the boards of several privately held companies and previously served on the board of Mueller Water Products, Inc., an NYSE-listed company.

Mr. Stewart is a founder and Managing Partner of Stellex. Prior to establishing Stellex in 2014, Mr. Stewart was a Partner at The Carlyle Group and a Managing Director and Co-Head of Carlyle Strategic Partners. Earlier in his career, Mr. Stewart was one of the original principals of Sunrise Capital Partners, L.P. and he worked in the Financial Restructuring Group at Houlihan Lokey. Mr. Stewart currently serves on the boards of several privately held companies.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering customers access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our customers most critical assets. Through locations in more than 13 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Forward Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company’s ability to generate sufficient cash flow from operations, access its credit facilities, or maintain its compliance with covenants under its credit facilities and debt agreements; the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics and related global economic effects and inflationary pressures; the Company’s liquidity and ability to obtain additional financing; the Company’s ability to execute on its cost management actions; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to repay, refinance or restructure its debt and the debt of certain of its subsidiaries; anticipated or expected purchases or sales of assets; and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statements regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Nelson M. Haight

Executive Vice President, Chief Financial Officer

(281) 388-5521

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